Registration Statement No. 33-78242

         As filed with the Securities and Exchange Commission on March 18, 1998


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                      ----------------------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 to

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               BAY AREA BANCSHARES
             (Exact name of registrant as specified in its charter)

                           California                 94-2779021
             (State or other jurisdiction of      (I.R.S. Employer
              incorporation or organization)       Identification
                                                   Number)

                             900 Veterans Boulevard
                         Redwood City, California 94063
                    (Address of Principal Executive Offices)

                   Bay Area Bancshares 1993 Stock Option Plan
                            (Full title of the plan)

                                  Anthony Gould
                             Chief Financial Officer
                               Bay Area Bancshares
                             900 Veterans Boulevard
                         Redwood City, California 94063
                     (Name and address of agent for service)
                                 (415) 367-1600
                  (Telephone number, including area code, of agent of service)

                                 with copies to:
                                 Jay D. Pimentel
                                  Joan L. Grant
                            c/o Haines, Brydon & Lea
                                A Law Corporation
                           235 Pine Street, Suite 1300
                         San Francisco, California 94104
                            Telephone: (415) 981-1050

                                     PART I

                    INFORMATION REQUIRED IN THE SECTION 10(a)
                                   PROSPECTUS

         Pursuant to the Note to Part 1, the document or documents containing the Part 1 information have not been included in the registration statement.



                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The registrant's Annual Report on Form 10-K, filed pursuant to Section 13 of the Securities Exchange Act of 1934, for the fiscal year ended December 31, 1996, is hereby incorporated by reference into this registration statement.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

         The information contained in the documents incorporated by reference is qualified by the information contained in this registration statement. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, be deemed to constitute a part of this registration statement.


Item 4.  Description of Securities.

Authorized Shares - General

         The authorized capital stock of the Corporation consists of 20,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock. Each share of common stock has the same rights, preferences and privileges as every other share of common stock. The common stock has no conversion or redemption rights or sinking funds provisions. Holders of the common stock are entitled to participate in such dividends as may be declared by the Board out of funds legally available therefor and, in the event of liquidation, dissolution or winding up of the Corporation, are entitled to share ratably in all assets remaining after the payment of liabilities and the payment to preferred shareholders. The Corporation's common shares are not subject to assessment under the applicable law.

         The transfer agent and registrar for the Corporation's common stock is U.S. Stock Transfer Corporation of Glendale, California.

Voting Rights

         Each share of common stock is entitled to one vote on any issue requiring a vote and holders of the common stock have the right to cumulate votes in elections of directors, as described below.

         California law provides that a shareholder of a California corporation, or his proxy, may cumulate votes in elections for directors, that is, each shareholder has a number of votes equal to the number of shares owned by him, multiplied by the number of directors to be elected, and he may cumulate such votes for a single candidate or distribute such votes among as many candidates as he deems appropriate. However, a shareholder may cumulate votes only for a candidate or candidates whose names have been properly placed in nomination prior to the voting and only if the shareholder has given notice at the meeting, prior to the voting, of his intention to cumulate his votes. If any one shareholder has given such notice, all shareholders may cumulate votes for candidates in nomination.

         Except as set forth below with respect to the voting rights of the preferred shares, holders of the Corporation's common stock have the exclusive right to notice of shareholders' meetings and the exclusive right to vote at shareholders' meetings, and the Corporation's Articles of Incorporation may be amended by the affirmative vote of the holders of a majority of the common stock of the Corporation. The approval of the holders of two-thirds (2/3) of the Series A preferred shares is required for the Corporation to do any of the following:

         1. Amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation, if such action would alter or change the rights, preferences, privileges, or powers of, or the restrictions provided for the benefit of, any Series A Shares, so as to affect such Series A Shares adversely; or

         2.       Increase the authorized number of the Series A Shares; or

         3. Create any new class of shares having preferences over or being on a parity with the Series A shares as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and the issuance thereof are to be used for, the retirement of all Series A Shares then outstanding; or

         4.       Purchase any common stock; or

         5. Sell, lease, exchange, transfer, convey, or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, all or substantially all of the property or business of the Corporation.

Nominations of Directors

         The Corporation's Bylaws provide that nominations for directors by shareholders may be made, provided that certain informational requirements concerning the identities of the nominating shareholder and the nominee are complied with in advance of the meeting. The written nomination must include the following information: (a) the name and address of each proposed nominee, (b) the principal occupation of each proposed nominee, (c) the number of shares of the Corporation owned by each proposed nominee, (d) the name and residence address of the nominating shareholder, and (e) the number of shares of voting stock of the corporation owned by the nominating shareholder. This provision is intended to provide advance notice to management of any effort to effect an election contest or a change in control of the Board of Directors.

Dividends

         The dividend policy of the Corporation is subject to the discretion of the Board of Directors and depends upon a number of factors, including earnings, financial condition, cash needs and general business conditions. In addition, the Board of Directors may declare dividends only out of funds legally available therefor.

         The California General Corporation Law provides that a corporation may make a distribution if its retained earnings at least equal the amount of the proposed distribution. In the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution if, immediately after giving effect to the proposed distribution, it meets both the "quantitative solvency" and the "liquidity" tests, as set forth in the law. In general, the quantitative solvency test requires that the sum of the assets of the corporation equal at least 1-1/4 times its liabilities. The liquidity test generally requires that a corporation have current assets at least equal to current liabilities or, if the average of earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for such fiscal years, current assets must equal at least 1-1/4 times current liabilities.

         The Corporation's primary source of income is the receipt of dividends from its subsidiary, the Bank. The Bank's ability to pay dividends is subject to the restrictions of the California Financial Code, which restricts the amount available for cash dividends to the lesser of the retained earnings or the Bank's net income for its last three fiscal years (less any distributions to shareholders made during such period). Where the above test is not met, cash dividends may still be paid, with the prior approval of the California Commissioner of Financial Institutions, in an amount not exceeding the greatest of (1) the retained earnings of the bank; (2) the net income of the bank for its last fiscal year; or (3) the net income of the bank for its current fiscal year. On December 31, 1997, the Bank was legally able to pay dividends.

Issuance of Additional Shares

         The Corporation has authorized capital stock consisting of 20,000,000 common shares and 10,000,000 preferred shares. Such shares have been authorized in order that the Corporation may, in the future, raise additional capital for growth purposes or to respond to regulatory capital requirements. While the Corporation has no present plans to do so, such shares may be offered without the approval of the then shareholders of the Corporation. Authorized but unissued shares are sometimes used in connection with responses to attempts to acquire control of a corporation. Although the Board of Directors is not aware of and does not anticipate any attempt to acquire control of the Corporation, authorized but unissued shares can be used to respond to such attempts by selling shares to a party who supports existing management or in order to increase the number of shares outstanding, which would both increase the amount of consideration necessary to effect a change in control of the Corporation and dilute the percentage ownership and voting rights of an acquiror that had already acquired some portion of the Corporation's outstanding stock.

Preemptive Rights

         Holders of the common stock of the Corporation do not have preemptive rights, that is, any rights to subscribe for additional shares or other securities which the Corporation may issue in the future. Therefore, future shares of the Corporation's common stock or other securities may be offered to the investing public or to shareholders, at the discretion of the Corporation's Board of Directors.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Article FOUR of the Registrant's Articles of Incorporation provides that the Registrant is authorized to indemnify its directors, officers, employees and other agents as follows:

         "FOUR:   (a) The liability of the directors of the corporation for
monetary damages shall be eliminated to the fullest extent permissible under California law.

         "(b) This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject to the limits of such excess indemnification set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders."

         Article VI of the Registrant's Bylaws provides for indemnification of directors, officers, employees and other "agents" of the corporation as follows:

                                   "ARTICLE VI

                                "Indemnification

                  "Section 1. Definitions. For the purposes of this Article, "agent" includes any person who is or was a Director, officer, employee, or other agent of the corporation, or is or was serving at the request of the corporation as a Director, officer, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or was a Director, officer, employee, or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation; "proceeding" includes any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes without limitation attorneys' fees and any expenses of establishing a right to indemnification pursuant to law.


                  "Section 2. Extent of Indemnification. The corporation shall, to the maximum extent permitted by the California General Corporation Law, advance expenses to and indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation.

                  "Section 3. Insurance. The corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of this Article."

         The provisions of the California General Corporation Law relating to indemnification of directors, officers, employees and other agents of a corporation, as presently in effect, are set forth in Sections 204 and 317, copies of which are included in this Registration Statement as Exhibit 99.

         The Registrant maintains directors' and officers' liability insurance which covers certain liabilities and expenses of officers and directors of the Registrant and covers the Registrant for reimbursement of payments to directors and officers in respect of such liabilities and expenses.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

         4.1      Bay Area Bancshares 1993 Stock Option Plan *

         4.2      Amendment No. 1 to the Bay Area Bancshares 1993 Stock Option
                  Plan

         4.3 Form of Incentive Stock Option Agreement (employees who are not directors)

         4.4 Form of Incentive Stock Option Agreement (employees who are directors)

         4.5 Form of Stock Option Agreement (nonemployee-directors or consultants)

         5.       Opinion of Holmes & Lea (now Haines, Brydon & Lea) *

         24.1 Consent of Holmes & Lea (contained in Exhibit 5) (now Haines, Brydon & Lea) *

         24.2     Consent of Coopers & Lybrand LLP **

         25.      Power of Attorney (contained in the signature page hereof)


         99. Sections 204 and 317 of the California General Corporation Law, with respect to indemnification

* Filed as an exhibit to the  original  registration  statement.
** Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

Item 9.  Undertakings.

         The undersigned registrant hereby undertakes (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on March 9, 1998.

BAY AREA BANCSHARES


by /s/Robert S. Haight
   Robert R. Haight
   Chairman of the Board, President
   and Chief Executive Officer

Each person whose signature appears below hereby authorizes Robert R. Haight and Anthony J. Gould and each and any of them, as attorneys-in-fact and agents, with full powers of substitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:



Signature               Title                                  Date


______*_______         Director and Secretary                 March 9, 1998
Gary S. Goss

                       Chairman of the Board of Directors,
/s/Robert S. Haight    President and Chief Executive Officer  March 9. 1998
Robert S. Haight



/s/Stanley A. Kangas    Director                              March 10, 1998
Stanley A. Kangas



________*_________      Director                              March 9, 1998
David J. Macdonald



________*_________
Thorwald A. Madsen      Director                              March 9, 1998


/s/Dennis W. Royer      Director                              March 3, 1998
Dennis W. Royer

________*_______        Chief Financial (Accounting) Officer  March 9, 1998
Anthony J. Gould



*by/s/Robert R. Haight
Robert R. Haight, under Power of
Attorney dated
April 19, 1994





Exhibit Index

4.2   Amendment No. 1 to the Bay Area Bancshares 1993 Stock Option Plan

4.3   Form of Incentive Stock Option Agreement (employees who are not directors)

4.4   Form of Incentive Stock Option Agreement (employees who are directors)

4.5   Form of Stock Option Agreement (nonemployee-directors or consultants)

99 Sections 204 and 317 of the California General Corporation Law, with respect to indemnification